Exhibit 4.3

RESAAS SERVICES INC.

Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars)

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of RESAAS Services Inc.

We have audited the accompanying consolidated financial statements of RESAAS Services Inc., which comprise the consolidated statement of financial position as at December 31, 2014, the consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of RESAAS Services Inc. as at December 31, 2014, and its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards.

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

Shareholders of RESAAS Services Inc. INDEPENDENT AUDITORS’ REPORT

Comparative Information

The consolidated financial statements of RESAAS Services Inc. as at December 31, 2013 and for the year then ended were audited by another auditor who expressed an unmodified opinion on those statements on April 30, 2014.

Emphasis of Matter

Without modifying our opinion, we draw attention to note 2(c) in the consolidated financial statements which indicates that RESAAS Services Inc. has a shareholders’ deficiency and negative cash flows from operations. These conditions along with other matters as set forth in note 2(c) in the consolidated financial statements, indicate the existence of a material uncertainty that may cast significant doubt about RESAAS Services Inc.’s ability to continue as a going concern.

Chartered Accountants

April 27, 2015

Vancouver, Canada

2

RESAAS SERVICES INC.

Consolidated Statements of Financial Position

(Expressed in Canadian dollars)

	December 31, 2014 $	December 31, 2013 $

Assets

Current assets

Cash and cash equivalents	4,517,137	3,341,649
Short-term investments (Note 4)	–	508,477
Amounts receivable	41,114	63,924
Prepaid expenses	19,966	19,438
Due from related parties (Note 9)	176,900	176,900

Total current assets	4,755,117	4,110,388

Non-current assets

Property and equipment (Note 5)	27,304	8,432
Website development costs (Note 6)	959,656	850,421
Intangible assets (Note 7)	27,655	18,140

Total non-current assets	1,014,615	876,993

Total assets	5,769,732	4,987,381

Liabilities

Current liabilities

Accounts payable and accrued liabilities	138,160	134,600
Obligations under finance lease (Note 8)	1,987	–

Total current liabilities	140,147	134,600

Obligations under finance lease (Note 8)	4,910	–

Total liabilities	145,057	134,600

Shareholders’ equity

Common shares	16,204,493	11,283,213
Share-based payment reserve	7,862,638	4,171,583
Deficit	(18,442,456)	(10,602,015)

Total shareholders’ equity	5,624,675	4,852,781

Total liabilities and shareholders’ equity	5,769,732	4,987,381

Going concern (Note 2(c))

Commitments and contingencies (Note 14)

Subsequent events (Note 17)

Approved and authorized for issuance by the Board of Directors on April 27, 2015:

/s/ “Cory Brandolini”	/s/ “Cam Shippit”
Cory Brandolini, Director	Cam Shippit, Director

(The accompanying notes are an integral part of these consolidated financial statements)

3

RESAAS SERVICES INC.

Consolidated Statements of Comprehensive Loss

(Expressed in Canadian dollars except share amounts)

	Year Ended December 31, 2014 $	Year Ended December 31, 2013 $

Revenue	6,707	–

Expenses

Amortization	1,096,941	1,025,015
Consulting fees	360,962	134,543
Filing fees	79,555	33,462
Foreign exchange loss	7,949	8,324
General and administrative (Note 9)	1,382,137	1,644,517
Management fees (Note 9)	276,758	276,758
Promotion and advertising	772,743	499,703
Professional fees	279,159	225,884
Stock-based compensation (Notes 9 and 12)	3,428,438	1,484,352
Travel	182,637	114,034

Total operating expenses	7,867,279	5,446,592

Net loss before other income	(7,860,572)	(5,446,592)

Other income

Interest income	20,131	32,815

Net loss and comprehensive loss for the year	(7,840,441)	(5,413,777)

Basic and diluted loss per common share	(0.26)	(0.19)

Weighted average number of common shares outstanding	30,253,738	28,590,281

(The accompanying notes are an integral part of these consolidated financial statements)

4

RESAAS SERVICES INC.

Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in Canadian dollars except share amounts)

	Common Shares		Share-based Payment		Total Shareholders’
	Number	Amount $	Reserve $	Deficit $	Equity $

Balance, December 31, 2012	28,103,261	10,016,840	2,646,285	(5,188,238)	7,474,887

Issuance of common shares for cash	1,250,054	1,375,059	–	–	1,375,059

Issuance of common shares pursuant to the exercise of stock options at $1.25 per share	7,500	15,425	(6,050)	–	9,375

Issuance of common shares pursuant to the exercise of warrants at $1.10 per share	20,300	37,651	(15,321)	–	22,330

Share issuance costs	–	(161,762)	62,317	–	(99,445)

Fair value of stock options granted	–	–	1,484,352	–	1,484,352

Net loss	–	–	–	(5,413,777)	(5,413,777)

Balance, December 31, 2013	29,381,115	11,283,213	4,171,583	(10,602,015)	4,852,781

Issuance of common shares for cash	1,570,903	4,005,803	–	–	4,005,803

Issuance of common shares pursuant to the exercise of stock options at $1.00 per share	193,250	284,531	(91,281)	–	193,250

Issuance of common shares pursuant to the exercise of stock options at $1.10 per share	85,000	160,186	(66,686)	–	93,500

Issuance of common shares pursuant to the exercise of stock options at $1.25 per share	123,750	254,473	(99,785)	–	154,688

Issuance of common shares pursuant to the exercise of stock options at $1.55 per share	80,000	212,912	(88,912)	–	124,000

Issuance of common shares pursuant to the exercise of warrants at $1.50 per share	2,250	3,375	–	–	3,375

Fair value of stock options granted	–	–	4,037,719	–	4,037,719

Net loss	–	–	–	(7,840,441)	(7,840,441)

Balance, December 31, 2014	31,436,268	16,204,493	7,862,638	(18,442,456)	5,624,675

(The accompanying notes are an integral part of these consolidated financial statements)

5

RESAAS SERVICES INC.

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

	Year Ended December 31, 2014 $	Year Ended December 31, 2013 $

Operating activities

Net loss	(7,840,441)	(5,413,777)

Items not affecting cash:
Amortization	1,096,942	1,025,015
Stock-based compensation	3,428,438	1,484,352

Changes in non-cash operating working capital:
Amounts receivable	22,810	42,879
Prepaid expenses	(528)	(14,416)
Accounts payable and accrued liabilities	3,560	71,545

Net cash used in operating activities	(3,289,219)	(2,804,402)

Investing activities

Acquisition of intangible assets	(10,377)	(8,700)
Proceeds from redemption of short-term investments	508,477	505,844
Investment in short-term investments	–	(508,477)
Purchase of property and equipment	(22,075)	(11,442)
Website development costs	(585,687)	–

Net cash provided by (used in) investing activities	(109,662)	(22,775)

Financing activities

Repayment of finance lease obligations	(247)	–
Proceeds from common shares issued	4,005,803	1,375,059
Shares issuance costs	–	(99,445)
Proceeds from the exercise of options and warrants	568,813	31,705
Loan to related party	–	(90,000)

Net cash provided by financing activities	4,574,369	1,217,319

Increase (decrease) in cash and cash equivalents	1,175,488	(1,609,858)

Cash and cash equivalents, beginning of period	3,341,649	4,951,507

Cash and cash equivalents, end of period	4,517,137	3,341,649

Cash and cash equivalents is comprised of:
Amounts held in legal trust account	15,950	14,606
Cash in bank	2,651,206	1,242,903
Cashable guaranteed investment certificates	1,849,981	2,084,140

Total cash and cash equivalents	4,517,137	3,341,649

Non-cash investing and financing activities:
Stock compensation capitalized as website development costs	609,281	–
Fair value of agent’s options and warrants recorded as share issuance costs	–	62,317

(The accompanying notes are an integral part of these consolidated financial statements)

6

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

1.	Corporate Information

RESAAS Services Inc. (the “Company”) was incorporated on June 4, 2009 under the Business Corporations Act (British Columbia). The Company is engaged in the development of web and mobile communications software for the real estate industry. The Company’s head office is located at Suite 303 – 55 Water Street, Vancouver, British Columbia, Canada, V6B 1A1.

2.	Basis of Presentation

(a)	Statement of Compliance and Principles of Consolidation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) on a going concern basis.

The consolidated financial statements were approved by the Board of Directors and authorized for issue on April 27, 2015.

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, RESAAS USA Inc., a company incorporated in the state of California in 2012, and The Real Estate Social Network Ltd., a company incorporated in the state of Delaware in 2013. All significant intercompany transactions have been eliminated on consolidation.

(b)	Basis of Measurement

These consolidated financial statements have been prepared on a historical cost basis and are presented in Canadian dollars, which is also the Company’s functional currency.

The preparation of these consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the period. These estimates are, by their nature, uncertain. The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods if the revision affects both current and future periods. These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the reporting date that could result in a material adjustment to the carrying amounts of assets and liabilities.

Significant areas of estimation include:

i)	The useful life and recoverability of long-lived assets:

Management estimates the useful lives of property and equipment based on the period during which the assets are expected to be available for use. The amounts and timing of recorded expenses for depreciation of property and equipment for any period are affected by these estimated useful lives. The estimates are reviewed at least annually and are updated if expectations change as a result of technical or commercial obsolescence, and legal or other limits to use. It is possible that changes in these factors may cause significant changes in the estimated useful lives of the Company’s property and equipment in the future

The assessment of any impairment of property and equipment, including intangible assets, is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions, timing of cash flows, the useful lives of assets, and their related salvage values.

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RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

2.	Basis of Presentation (continued)

ii)	The inputs used in the valuation of share-based payments:

The fair value of stock options granted is measured using a Black-Scholes model. Measurement inputs include share price on measure date, exercise price of the option, expected volatility, actual and expected life of the option, expected dividends based on the dividend yield at the date of the grant, anticipated forfeiture rate, and the risk-free interest rate. The expected life of the options is based on historical experience and general option holder behavior. The Company also makes an estimate of the number of options that will be forfeited and the rate is adjusted to reflect the actual number of options that vest. Consequently, the actual stock-based compensation expense may vary from the amount estimated.

iii)	Recognition of deferred income tax assets:

Related deferred income tax assets and deferred income tax liabilities are recognized for the estimated tax consequences between amounts included in the financial statements and their respective tax basis based on the enacted or substantively enacted future income tax rates. Timing of future revenue streams and future capital spending changes can affect the timing of any temporary differences, and the expected usage of existing tax pools and credits, and accordingly can affect the amount of the deferred income tax assets and liabilities calculated at a point in time. These differences could materially impact earnings.

Significant areas of judgment include:

i)	Qualification of costs to capitalize as website development costs:

Significant judgment is required in determining whether costs incurred qualify for capitalization as website development costs. The Company monitors whether the recognition requirements for development costs continue to be met. This is necessary as the economic success of any development activities is uncertain and may be subject to future revisions after the time of recognition.

ii)	Application of the going concern assumption:

The assessment of whether the going concern assumption is appropriate requires management to take into account all available information about the future, which is at least, but is not limited to, 12 months from the end of the reporting period. The Company is aware that material uncertainties related to events or conditions may cast significant doubt upon the Company’s ability to continue as a going concern.

(c)	Going Concern

These consolidated financial statements have been prepared on the going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. As at December 31, 2014, the Company has not generated significant revenues, has negative cash flows from operations, and has an accumulated deficit of $18,442,456. The continued operations of the Company are dependent on its ability to generate future cash flows or obtain additional financing. Management is pursuing equity financing. Management is of the opinion that sufficient working capital will be obtained from external financing to meet the Company’s liabilities and commitments as they become due, although there is a risk that additional financing will not be available on a timely basis or on terms acceptable to the Company. These factors, among others, create substantial doubt as to the ability of the Company to continue as a going concern.

These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in these consolidated financial statements.

8

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

3.	Summary of Significant Accounting Policies

(a)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance, are readily convertible to known amounts of cash, and which are subject to insignificant risk of changes in value, to be cash equivalents.

(b)	Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, short-term investments, amounts receivable, amounts due from related parties, and accounts payable and accrued liabilities.

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset and the net amount is reported in the statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

At initial recognition, the Company classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

(i)	Financial assets and liabilities at fair value through profit or loss: A financial asset or liability is classified in this category if acquired principally for the purpose of selling or repurchasing in the short-term.

Financial instruments in this category are recognized at fair value and subsequently carried at fair value. Gains and losses arising from changes in fair value are recorded in the statement of comprehensive loss in the period in which they arise. Financial assets and liabilities at fair value through profit or loss are classified as current except if they are expected to be realized beyond 12 months of the statement of financial position date, where they are classified as non-current.

(ii)	Held-to-maturity investments: Held-to-maturity investments are recognized on a trade-date basis and are initially measured at fair value, including transaction costs. The Company does not have any assets classified as held-to-maturity investments.

(iii)	Available-for-sale investments: Available-for-sale investments are non-derivatives that are either designated in this category or not classified in any of the other categories.

Available-for-sale investments are recognized at fair value and are subsequently carried at fair value. Gains or losses arising from changes in fair value are recognized in other comprehensive loss. Available-for-sale investments are classified as current except if they are expected to be realized beyond 12 months of the statement of financial position date, where they are classified as non-current. The Company does not have any assets classified as available-for-sale.

9

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

3.	Summary of Significant Accounting Policies (continued)

(b)	Financial Instruments (continued)

(iv)	Loans and receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortized cost using the effective interest rate method, less any impairment losses. Cash and cash equivalents, short-term investments, and amounts receivable and amounts due from related parties are classified as loans and receivables.

(v)	Financial liabilities at amortized cost: Financial liabilities are classified as other financial liabilities based on the purpose for which the liability was incurred, and comprise accounts payable and accrued liabilities. These liabilities are initially recognized on the trade date at fair value when the Company becomes a party to the contractual provisions of the instrument and are subsequently carried at amortized cost using the effective interest rate method. The liabilities are derecognized when the Company’s contractual obligations are discharged or cancelled or, they expire. Accounts payable and accrued liabilities, and obligations under finance lease, are classified as financial liabilities.

(c)	Impairment of Financial Assets

At each reporting date, the Company assesses whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after initial recognition of the asset and that event has an impact on the estimated future cash flows of the financial asset or group of financial assets.

(d)	Property and Equipment

Property and equipment consists of computer equipment and computer equipment under finance lease and is recorded at cost and amortized annually at rates calculated to amortize the assets over their estimated useful lives on a declining balance at a rate of 55% per annum.

(e)	Revenue

The Company recognizes revenue in accordance with IAS 18, Revenue. Revenue consists of subscription fees and online advertising sales and is recognized only when the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the entity, the stage of completion of the transaction at the end of the reporting period can be measured reliably, and the cost incurred for the transaction and the cost to complete the transaction can be measured reliably.

(f)	Website Development Costs

Website development costs consist of costs incurred to develop internet websites to earn revenue with respect to the Company’s business operations. Costs are capitalized in accordance with SIC Interpretation 32, Intangible Assets – Web Site Cost, and are amortized under IAS 38, Intangible Assets, over its estimated useful life commencing when the internet website has been completed. The Company amortizes the capitalized costs over their useful life of two years.

(g)	Intangible Assets

Intangible assets include all costs incurred to acquire a trademark. Intangible assets are recorded at cost and amortized over its useful life of 15 years.

The Company conducts an annual assessment of the residual balances, useful lives and depreciation methods being used for intangible assets and any changes arising from the assessment are applied by the Company prospectively.

10

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

3.	Summary of Significant Accounting Policies (continued)

(h)	Impairment of Non-financial Assets

The carrying amounts of the Company’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If indicators exist, then the asset’s recoverable amount is estimated. The recoverable amounts of the following types of intangible assets are measured annually whether or not there is any indication that they may be impaired:

•	an intangible asset with an indefinite useful life
•	an intangible asset not yet available for use
•	goodwill acquired in a business combination

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest identifiable group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the cash-generating unit, or “CGU”).

The Company’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

In respect of assets other than goodwill and intangible assets that have indefinite useful lives, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(i)	Leases

The Company leases assets for administrative purposes. The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement and requires an assessment by the Company of whether the arrangement conveys a right to use the asset. Leases are classified as finance leases if the terms of the lease transfer substantially all the risks and rewards of ownership to the Company. Otherwise, leases are classified as operating leases.

Operating lease expense is recognized on a straight-line basis over the lease term.

Finance lease payments are recorded at the present value at the inception of the lease and apportioned at each disbursement date between financing costs and the lease liability using the implicit interest rate of the lease. They are presented in property and equipment, and obligations under finance lease in the consolidated statement of financial position.

11

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

3.	Summary of Significant Accounting Policies (continued)

(j)	Share Capital - Unit Offerings

The Company records proceeds from unit offerings consisting of common shares and equity classified share purchase warrants as share capital.

(k)	Share-based Payments

The grant date fair value of share-based payment awards granted to employees is recognized as a stock-based compensation expense, with a corresponding increase in equity, over the period that the employees unconditionally become entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market vesting conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that do meet the related service and non-market performance conditions at the vesting date. For share-based payment awards with non-vesting conditions, the grant date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

Where equity instruments are granted to parties other than employees, they are recorded by reference to the fair value of the services received. If the fair value of the services received cannot be reliably estimated, the Company measures the services received by reference to the fair value of the equity instruments granted, measured at the date the counterparty renders service.

All equity-settled share-based payments are reflected in share-based payment reserve, until exercised. Upon exercise, shares are issued from treasury and the amount reflected in share-based payment reserve is credit to share capital, adjusted for any consideration paid.

(l)	Income Taxes

Income tax comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that they relate to a business combination, or items recognized directly in equity or in the other comprehensive loss.

Current income taxes are recognized for the estimated income taxes payable or receivable on taxable income or loss for the current year and any adjustments to income tax payable in respect of previous years. Current income taxes are determined using tax rates and laws that have been enacted or substantively enacted by the year-end date.

Deferred tax assets and liabilities are recognized where the carrying amounts of an asset or liability differs from its tax base, except for the taxable temporary differences arising on the initial recognition of goodwill and temporary differences arising on the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting nor taxable profit or loss.

Recognition of deferred tax assets for unused tax losses, tax credits and deductible temporary differences is restricted to those instances where it is probable that future taxable profit will be available against which the deferred tax asset can be utilized. At the end of each reporting period, the Company re-assesses unrecognized deferred tax assets. The Company recognizes a previously unrecognized deferred tax asset to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

12

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

3.	Summary of Significant Accounting Policies (continued)

(m)	Loss per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the period. The treasury stock method is used for the calculation of diluted loss per share, whereby all “in the money” stock options and share purchase warrants are assumed to have been exercised at the beginning of the period and the proceeds from their exercise are assumed to have been used to purchase common shares at the average market price during the period. When a loss is incurred during the period, the exercise of stock options and share purchase warrants is considered to be anti-dilutive and basic and diluted loss per share are the same. As at December 31, 2014, the Company has 6,779,085 (2013 - 3,862,432) potentially dilutive shares.

(n)	Accounting Standards Issued But Not Yet Effective

Certain pronouncements were issued by the IASB or the IFRS Interpretations Committee that are mandatory for annual periods beginning after January 1, 2015 or later periods.

The following new IFRSs that have not been early adopted in these consolidated financial statements will not have a material effect on the Company’s future results and financial position:

i)	IFRS 9, Financial Instruments (New; to replace IAS 39 and IFRIC 9)
ii)	IFRS 15, “Revenue from Contracts with Customers”

Other accounting standards or amendments to existing accounting standards that have been issued but have future effective dates are either not applicable or are not expected to have a significant impact on the Company’s financial statements.

4.	Short term Investments

As of December 31, 2014, the Company had $nil (2013 - $508,477) in a guaranteed investment certificate, which is unsecured, bears interest at nil% (2013 - 1.35%) per annum, and matured on January 31, 2014.

5.	Property and Equipment

	Computer Equipment Under Finance Lease $	Computer Equipment $	Total $

Cost:
Balance, December 31, 2012	–	10,698	10,698
Additions	–	11,443	11,443
Balance, December 31, 2013	–	22,141	22,141
Additions	7,144	22,075	29,219
Balance, December 31, 2014	7,144	44,216	51,360

Accumulated amortization:
Balance, December 31, 2012	–	6,746	6,746
Additions	–	6,963	6,963
Balance, December 31, 2013	–	13,709	13,709
Additions	–	10,347	10,347
Balance, December 31, 2014	–	24,056	24,056

Carrying amounts:
Balance, December 31, 2013	–	8,432	8,432
Balance, December 31, 2014	7,144	20,160	27,304

13

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

6.	Website Development Costs

$
Cost:
Balance, December 31, 2012	2,034,809
Additions	–
Balance, December 31, 2013	2,034,809
Additions	1,194,968
Balance, December 31, 2014	3,229,777

Accumulated amortization:
Balance, December 31, 2012	166,984
Additions	1,017,404
Balance, December 31, 2013	1,184,388
Additions	1,085,733
Balance, December 31, 2014	2,270,121

Carrying amounts:
Balance, December 31, 2013	850,421
Balance, December 31, 2014	959,656

7.	Intangible Assets

Trademarks $

Cost:
Balance, December 31, 2012	10,089
Additions	11,307
Impairments	(2,608)
Balance, December 31, 2013	18,788
Additions	10,376
Balance, December 31, 2014	29,164

Accumulated amortization:
Balance, December 31, 2012	–
Additions	648
Balance, December 31, 2013	648
Additions	861
Balance, December 31, 2014	1,509

Carrying amounts:
Balance, December 31, 2013	18,140
Balance, December 31, 2014	27,655

14

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

8.	Obligations Under Finance Lease

On November 28, 2014 and December 11, 2014, the Company entered into two agreements to lease computer equipment for three years each. The computer equipment leases are classified as finance leases. The interest rates underlying the obligations in the finance leases are 18% and 25% per annum. The following is a schedule by years of future minimum lease payments under finance leases together with the present value of the net minimum lease payments as of December 31, 2014:

Year ending December 31:	$
2015	3,167
2016	3,167
2017	2,743

Net minimum lease payments	9,077
Less: amount representing interest payments	(2,180)

Present value of net minimum lease payments	6,897
Less: current portion	(1,987)

Long-term portion	4,910

9.	Related Party Transactions

During the year ended December 31, 2014, the Company was engaged in the following related party transactions:

a)	As of December 31, 2014, the Company was owed $88,500 (2013 - $88,500) for loans from the Chief Executive Officer of the Company, which is unsecured, non-interest bearing, and due on demand. The loan was offset by a bonus payment in March 2015 for services rendered.

b)	As of December 31, 2014, the Company was owed $88,400 (2013 - $88,400) for loans from the Chief Financial Officer of the Company, which is unsecured, non-interest bearing, and due on demand. The loan was offset by a bonus payment in March 2015 for services rendered.

c)	Key management personnel compensation:

The following table summarizes the compensation of the Company’s key management:

	2014	2013
	$	$
Management fees	276,758	276,758
Employee salary and benefits	121,788	216,754
Share based payments to officers and directors	752,896	734,364

15

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

10.	Share Capital

Preferred Shares

The Company is authorized to issue an unlimited number of non-voting, non-transferable Class A preferred shares with a par value of $0.01 per share. The Class A preferred shares cannot be issued at a price less than $2.00 per share. Holders of Class A preferred shares are not entitled to receive any dividends. Each issued and outstanding Class A preferred share shall be converted into one fully paid common share immediately prior to the consummation of any “Change of Control Event”.

The Company is authorized to issue an unlimited amount of Class B preferred shares without par value. The Class B preferred shares allow the Board to fix the number of shares in the series and to fix the preferences, special rights and restrictions, privileges, conditions and limitations attached to the shares of that series, before the issuance of shares of any particular series. The Board has the authority to fix, amongst other things, the number of shares constituting any such series, the voting powers, designation, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders of the Company.

As at December 31, 2014, there are no Class A or Class B preferred shares issued and outstanding.

Common Shares

The Company is authorized to issue an unlimited number of common shares without par value.

Escrowed Shares

On October 20, 2010, the Company entered into an Escrow Agreement with certain shareholders in which 9,750,001 common shares would be subject to escrow restrictions for a period of 66 months. Under the terms of the Escrow Agreement, 10% of the shares will be released from escrow one year after the completion of the Company’s IPO, and a further 10% every 6 months thereafter. During the year ended December 31, 2014, 1,950,000 shares were released from escrow. As at December 31, 2014, 3,900,000 shares are held in escrow.

Private Placements

a)	On July 30, 2014, the Company issued 1,570,903 units at a price of $2.55 per unit for proceeds of $4,005,803. Each unit consisted of one common share and one share purchase warrant exercisable into one additional common share at a price of $3.00 per share until January 30, 2016.

b)	On July 31, 2013, the Company issued 744,600 units at a price of $1.10 per unit for gross proceeds of $819,060. Each unit consisted of one common share and one-half of a share purchase warrant. Each whole share purchase warrant is exercisable into one additional common share at a price of $1.50 per share until January 31, 2015. The Company paid finder’s fees of $65,525 and issued 74,460 finders’ warrants with a fair value of $45,855. Each finders’ warrant is exercisable into one common share at a price of $1.10 per share until January 31, 2015.

c)	On August 28, 2013, the Company issued 505,454 units at a price of $1.10 per unit for gross proceeds of $555,999. Each unit consisted of one common share and one-half of a share purchase warrant. Each whole share purchase warrant is exercisable into one additional common share at a price of $1.50 per share until February 28, 2015. The Company paid finder’s fees of $33,920 and issued 38,545 finders’ warrants with a fair value of $16,462. Each finders’ warrant is exercisable into once common share at a price of $1.10 per share until February 28, 2015.

16

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

11.	Share Purchase Warrants

The following table summarizes the continuity of share purchase warrants:

	Number of Warrants	Weighted Average Exercise Price
		$
Balance, December 31, 2012	1,574,812	2.05

Issued	738,032	1.44
Exercised	(20,300)	1.10
Expired	(1,574,812)	2.05

Balance, December 31, 2013	717,732	1.45

Issued	1,570,903	3.00
Exercised	(2,250)	1.50

Balance, December 31, 2014	2,286,385	2.51

The following table summarizes information about warrants outstanding and exercisable at December 31, 2014:

Warrants Outstanding	Exercise Price $	Expiry Date

370,050	1.50	January 31, 2015
54,160	1.10	January 31, 2015
252,727	1.50	February 28, 2015
38,545	1.10	February 28, 2015
1,570,903	3.00	January 30, 2016

2,286,385

12.	Stock Options

On March 7, 2014 the Company’s stock option plan was amended and replaced in its entirety. The stock option plan provides for the issuance of stock options to its directors, officers and consultants. The stock options are granted in accordance with the policies of the regulatory authorities at an exercise price equal to or higher than the market price of the Company’s stock, with a maximum term of five years on the date of grant, and are not to exceed 20% of the issued and outstanding common shares of the Company. Vesting terms are determined by the policies of the Canadian Securities Exchange or by the board of directors.

On January 8, 2014, the Company entered into an agreement with a third party for financial public relations services to be provided in the United States during an initial 12 month term for a monthly fee of $5,000. The Company also granted bonus incentive options to purchase 130,000 common shares at a price of $4.98 per share, expiring on January 11, 2017. The options vest as to 50,000 immediately, 15,000 on April 10, 2014, 15,000 on July 10, 2014, and 50,000 on the closing of certain proposed capital-raising transactions.

17

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

12.	Stock Options (continued)

The following table summarizes information about the stock options.

	2014		2013
	Number of Options	Weighted Average Exercise Price $	Number of Options	Weighted Average Exercise Price $

Outstanding – beginning of period	3,144,700	1.14	2,207,200	1.29

Granted	2,150,000	2.92	2,827,200	1.09
Expired	(320,000)	1.76	(1,882,200)	1.25
Exercised	(482,000)	1.17	(7,500)	1.25

Outstanding – end of period	4,492,700	1.95	3,144,700	1.14

Exercisable – end of period	4,292,700	1.90	3,144,700	1.14

The following table summarizes information about stock options outstanding and exercisable as at December 31, 2014.

Exercise Price $	Expiry Date	Number of Options Outstanding	Number of Options Exercisable	Weighted Average Remaining Contracted Life (Years)

1.00	January 15, 2015	470,000	470,000	0.04
1.00	February 13, 2015	558,950	558,950	0.12
1.10	May 2, 2015	165,000	165,000	0.34
1.10	June 13, 2015	650,000	650,000	0.45
1.25	September 13, 2015	523,750	523,750	0.70
4.50	March 8, 2016	385,000	385,000	1.19
2.35	December 23, 2016	1,610,000	1,460,000	1.98
4.98	January 11, 2017	130,000	80,000	2.03

		4,492,700	4,292,700	1.00

The fair value of stock options granted was determined using the Black-Scholes option pricing model. During the year ended December 31, 2014, the Company granted stock options with a fair value of $4,037,719 (2013 - $1,484,352), of which $3,428,438 (2013 - $1,484,352) was expensed and $609,281 (2013 - $nil) was capitalized as website development costs. The weighted average fair value of the options granted during the year ended December 31, 2014 was $2.00 (2013 - $0.53) per option. The weighted average share price for stock options exercised was $3.28 (2013 - $1.55). Weighted average assumptions used in calculating the fair value of stock-based compensation expense are as follows:

	2014	2013
Risk-free rate	1.45%	1.19%
Dividend yield	0%	0%
Volatility	110%	115%
Expected forfeitures	–	–
Weighted average expected life of the options (years)	4.31	2.00

The expected volatility used in the Black-Scholes option pricing model is based on the historical volatility of the Company’s common shares.

18

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

13.	Capital Management

The Company manages its capital to maintain its ability to continue as a going concern and to provide returns to shareholders and benefits to other stakeholders. The capital structure of the Company consists of cash and cash equivalents and equity comprised of issued share capital, share-based payment reserve and deficit.

The Company manages its capital structure and makes adjustments to it in light of economic conditions. The Company, upon approval from its board of directors, will balance its overall capital structure through new equity issuances or by undertaking other activities as deemed appropriate under the specific circumstances.

The Company is not subject to externally imposed capital requirements and the Company’s overall strategy with respect to capital risk management remains unchanged from the year ended December 31, 2013

14.	Commitments and Contingencies

The Company had no significant commitments or contractual obligations with any parties respecting executive compensation, consulting arrangements, or other matters other than disclosed below. Management services provided are on a month-to-month basis.

a)	The Company has entered into leases for the provision of facility space until April 30, 2015. The Company’s future minimum lease payments for the premise leases are as follows:

Fiscal year ending December 31, 2015	$29,300
Total:	$29,300

b)	The Company has entered into two leases for Company vehicles until October 28, 2018 and September 21, 2019. The Company’s future minimum lease payments for the vehicle leases are as follows:

Fiscal year ending December 31, 2015	$20,214
Fiscal year ending December 31, 2016	20,214
Fiscal year ending December 31, 2017	20,214
Fiscal year ending December 31, 2018	17,393
Fiscal year ending December 31, 2019	5,954
Total:	$83,989

c)	The Company is actively contesting one threatened legal action in the ordinary course of business and believes the ultimate outcome of this action will not have a material adverse impact on the Company’s financial position, results of operations or liquidity.

15.	Financial Instruments and Risk Management

The Company is exposed in varying degrees to a variety of financial instrument and related risks. Those risks and management’s approach to mitigating those risks are as follows:

19

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

15.	Financial Instruments and Risk Management (continued)

(a)	Fair Values

	Fair Value Measurements Using
	Quoted prices in active markets for identical instruments (Level 1) $	Significant other observable inputs (Level 2) $	Significant unobservable inputs (Level 3) $	Balance, December 31, 2014 $

Cash and cash equivalents	4,517,137	–	–	4,517,137

	4,517,137	–	–	4,517,137

The fair values of other financial instruments, which include amounts receivable, due from related parties, accounts payable and accrued liabilities approximate their carrying values due to the relatively short-term maturity of these instruments.

(b)	Credit Risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s exposure to credit risk is in its cash and receivables. Cash is held with major banks in Canada, which are high credit quality financial institutions as determined by rating agencies. Amounts receivable consists of GST refunds which are due from the Government of Canada. The carrying amount of financial assets represents the maximum credit exposure.

(c)	Currency Risk

The Company’s functional currency is the Canadian dollar. There is low foreign exchange risk to the Company as the Company primarily operates within Canada.

(d)	Interest Rate Risk

The Company’s exposure to interest rate risk relates to its ability to earn interest income on cash balances at variable rates and its short-term term deposits at prescribed market rates. The fair value of the Company’s cash is not significantly affected by changes in short-term interest rates. The income earned from the bank accounts and short-term term deposits is subject to movements in interest rates.

(e)	Liquidity and Funding Risk

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Company’s objective in managing liquidity risk is to maintain sufficient readily available capital in order to meet its liquidity requirements. Management maintains sufficient cash to satisfy short-term liabilities in highly liquid investments.

Funding risk is the risk that market conditions will impact the Company’s ability to raise capital through equity markets under acceptable terms and conditions.

As at December 31, 2014	Carrying amount $	Contractual cash flows $	1 year or less $	1 -5 Years $

Trade and other payables	138,160	138,160	138,160	-
Obligations under finance lease	1,987	6,897	1,987	4,910

	140,147	145,057	140,147	4,910

20

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

16.	Income Taxes

The Company operates in Canada and the United States and is subject to statutory income tax rates of 26% and 35% respectively. The income tax provision differs from the amounts that would be obtained by applying the Canadian statutory income tax rate to net income (loss) before taxes as follows:

	2014 $	2013 $

Statutory income tax rate	26.00%	26.00%

Income tax recovery at statutory rate	(2,038,515)	(1,419,466)

Tax effect of:
Permanent differences and other	928,552	375,036
True up of prior year difference	85,500	(73,265)
Change in enacted tax rates	16,216	17,698
Change in tax benefits not recognized	1,008,247	1,099,997

Income tax provision	–	–

The significant components of unrecognized deferred income tax assets are as follows:

	2014 $	2013 $

Deferred income tax assets

Non-capital losses carried forward	2,271,177	1,549,729
Share issuance costs	46,943	73,047
Property, equipment and website costs	407,661	309,904
SR&ED pool carried forward to future years	215,146

Net unrecognized deferred income tax asset	2,940,927	1,932,680

As at December 31, 2014, the Company has non-capital losses carried forward of $8,742,193 in Canada and the United States which are available to offset future years’ taxable income. These losses expire as follows:

Total $

2029	94,951
2030	303,915
2031	592,844
2032	1,535,364
2033	2,829,513
2034	3,385,606

8,742,193

21

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(Expressed in Canadian dollars except shares and options)

17.	Subsequent Events

(a)	In January 2015, the Company issued 595,940 common shares for proceeds of $754,275 upon the exercise of stock options and warrants at prices ranging from $1.00 per share to $1.50 per share.

(b)	In February 2015, the Company issued 422,272 common shares for proceeds of $551,671 upon the exercise of stock options and warrants at prices ranging from $1.00 per share to $1.50 per share.

(c)	In March 2015, the Company issued 4,400 common shares for proceeds of $7,840 upon the exercise of stock options at prices ranging from $1.10 per share to $2.35 per share.

(d)	In April 2015, the Company issued 15,000 common shares for proceeds of $45,000 upon the exercise of stock options at a price of $3.00 per share.

22